EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

------------------------------
                              :
In re:                        :        Chapter 11
                              :
FELD & FELD                   :        Case No.  96-117 (HSB)
BENMOL, INC.                  :        Case No.  96-118 (HSB)
D&L INC.                      :        Case No. 96-119 (HSB)
F&S INTERNATIONAL, INC.       :        Case No. 96-120 (HSB)
TODAY'S MAN, INC.             :        Case No. 96-121 (HSB)
TODAY's MAN OUTLET, INC.      :        Case No.  96-122 (HSB)
                              :        Jointly Administered
                      Debtors :
------------------------------:


              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                        MODIFIED AS OF DECEMBER 12, 1997


                                    Counsel:
                          BLANK ROME COMISKY & McCAULEY
                               Howard T. Glassman
                               Raymond L. Shapiro
                              Regina Stango Kelbon
                                One Logan Square
                           Philadelphia, PA 19103-6998
                                 (215) 569-5500

                                       and

                          1220 Market Street, 8th Floor
                              Wilmington, De 19801
                             Counsel for Debtors and
                              Debtors-in-Possession


Dated: December 12, 1997

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
I.       PREAMBLE.................................................................................................1
ARTICLE 1.........................................................................................................1
         A.       Definitions.....................................................................................1
         B.       Rules for Interpreting Undefined Terms.........................................................13
         C.       Rules of Construction..........................................................................14

ARTICLE 2
         PROVISIONS FOR THE TREATMENT OF ADMINISTRATIVE CLAIMSAND TAX PRIORITY CLAIMS............................14
                  2.1      Administrative Expense................................................................14
                  2.2      Priority Tax Claims...................................................................14

ARTICLE 3
         CLASSIFICATION OF CLAIMS AND INTERESTS/ELIGIBILITY
         TO VOTE.................................................................................................15

ARTICLE 4
         IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTSIMPAIRED AND UNIMPAIRED BY THIS PLAN...................16
                  4.1      Designation of Unimpaired Classes.....................................................16
                  4.2      Designation of Impaired Claims and Interests..........................................16
                  4.3      Voting Classes........................................................................16

ARTICLE 5
         TREATMENT OF CLAIMS AND INTERESTS.......................................................................16
                  5.1      Class 1 Claims - Priority Claims......................................................16
                  5.2      Class 2 Claims - Reclamation Claims...................................................16
                  5.3      Class 3 Claims - Secured Claims.  ....................................................16
                  5.4      Class 4 Claims - Bank Group. .........................................................17
                  5.5      Class 5 - Convenience Claims..........................................................18
                  5.6      Class 6 - General Unsecured Claims....................................................19
                  5.7      Class 7 - Barclay's Subordinated Claim................................................20
                  5.8      Class 8 - Feld Subordinated Claim.....................................................21
                  5.9      Class 9 - Insured Claims..............................................................21
                  5.10     Class 10 - Intercompany Claims........................................................21
                  5.11     Class 11 - Interests (other than Feld Interest).......................................21
                  5.12     Class 12 - Feld's Interests...........................................................22



ARTICLE 6
         PROVISIONS OF EQUITY SECURITIES TO BE ISSUEDPURSUANT TO THE PLAN........................................22
                  6.1      New Common Stock......................................................................22
                  6.2      Warrants..............................................................................23
                  6.3      Equity Investment/Excess Commitment/Standby Purchase Agreement........................23
                  6.4      Rights Offering.......................................................................24
                  6.5      Standby Purchase Agreement............................................................26
                  6.6      Management Plan.......................................................................26
                  6.7      Directors and Officers................................................................26

ARTICLE 7
         IMPLEMENTATION AND FUNDING OF THE PLAN..................................................................27
                  7.1      Equity Investment/Excess Commitment/Standby Purchase Agreement........................27
                  7.2      Rights Offering.......................................................................28
                  7.3      Substantive Consolidation.............................................................28
                  7.4      Exit Financing........................................................................28
                  7.5      DIP Facility..........................................................................28
                  7.6      Vesting of Property...................................................................28
                  7.7      Distributions under the Plan..........................................................28
                  7.8      Binding Effect of Plan on Disputed Claims.............................................31
                  7.9      Procedures for Resolving Disputed Claims..............................................31
                  7.10     Surrender and Cancellation of Notes, Instruments or Certificates Evidencing Claims
                           and Interests.........................................................................32
                  7.11     Compliance with Tax Requirements......................................................33
                  7.12     Certain Security Law Matters..........................................................34
                  7.13     Corporate Action......................................................................37
                  7.14     Further Acts..........................................................................38
                  7.15     Transfer Taxes........................................................................38
                  7.16     Capital Structure.....................................................................38

ARTICLE 8
         EFFECT OF REJECTION BY ONE OR MORE CLASSES OF INTERESTS.................................................39
                  8.1      Failure of a Class to Accept the Plan.................................................39

ARTICLE 9
         CONDITIONS PRECEDENT....................................................................................39
                  9.1      Conditions to Confirmation............................................................39
                  9.2      Conditions to Effective Date..........................................................39
                  9.3      Effect of Failure of Effective Date...................................................40

ARTICLE 10
         EXECUTORY CONTRACTS.....................................................................................40
                  10.1     Assumption of Executory Contracts.....................................................40
                  10.2     Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.......41
                  10.3     Cure of Defaults......................................................................41
                  10.4     Deadline for Filing Rejection Damage Claims...........................................41
                  10.5     Objections............................................................................42
                  10.6     Rejection of Stock Option Plans.......................................................42

ARTICLE 11
         EFFECT OF CONFIRMATION..................................................................................42
                  11.1     Discharge of All Claims and Interests and Releases....................................42
                  11.2     Indemnification Obligations...........................................................43
                  11.3     Injunction............................................................................43
                  11.4     Retention and Enforcement of Causes of Actions........................................44
                  11.5     Release of Subordination Rights.......................................................44
                  11.6     Bank Group Litigation.................................................................44

ARTICLE 12
         RETENTION OF JURISDICTION...............................................................................44
                  12.1     Scope of Jurisdiction.................................................................44

ARTICLE 13
         MODIFICATIONS OF THE PLAN...............................................................................45
                  13.1     Prior to Confirmation Date............................................................45
                  13.2     Prior to the Effective Date...........................................................45
                  13.3     After the Effective Date..............................................................45

ARTICLE 14
         GENERAL PROVISIONS......................................................................................45
                  14.1     Headings..............................................................................45
                  14.2     Severability..........................................................................45
                  14.3     Governing Law.........................................................................45
                  14.4     Creditors' Committee..................................................................46


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

------------------------------
                              :
In re:                        :        Chapter 11
                              :
FELD & FELD                   :        Case No. 96-117 (HSB)
BENMOL, INC.                  :        Case No. 96-118 (HSB)
D&L INC.                      :        Case No. 96-119 (HSB)
F&S INTERNATIONAL, INC.       :        Case No. 96-120 (HSB)
TODAY'S MAN, INC.             :        Case No. 96-121 (HSB)
TODAY's MAN OUTLET, INC.      :        Case No. 96-122 (HSB)
                              :        Jointly Administered
                      Debtors :
------------------------------:


              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                        MODIFIED AS OF DECEMBER 12, 1997

1.        PREAMBLE

         Feld & Feld, a Delaware corporation, Benmol, Inc., a Delaware corporation, D&L, Inc., a Delaware corporation, F&S International, Inc., a New Jersey corporation, Today's Man, Inc., a Pennsylvania corporation and Today's Man Outlet, Inc., a Florida corporation, debtors and debtors-in-possession in the above jointly administered case (collectively, "Debtors") hereby propose the following "Second Amended Joint Plan of Reorganization" (the "Plan").

                                    ARTICLE 1

         A. Definitions. As used in this Plan the following terms shall have the respective meanings assigned to them below, unless the context otherwise requires:
                                       1

         1.1 "Administrative Expense" means any right or entitlement to payment that arises from a cost or expense of administration of the Estate allowed under ss. 503(b) of the Bankruptcy Code that is entitled to priority under ss. 507(a)(1) of the Bankruptcy Code including, without limitation, fees payable pursuant to 28 U.S.C. ss. 1930 and Professional Fees.

         1.2 "Allowed Claim or Allowed Interest" means a Claim or Interest, as the case may be, that (a) has been Scheduled by any Debtor as liquidated, undisputed, and not contingent, and as to which no objection to the allowance thereof has been interposed prior to the Effective Date; (b) has been timely Filed and as to which no objection to the allowance thereof has been interposed prior to the Effective Date; (c) has been Allowed either by settlement (as permitted by the terms of the Plan) or by a Final Order (but only to the extent Allowed); (d) is specified herein to be an Allowed Claim or Allowed Interest; or
(e) represents a portion of a liquidated Claim as reflected on the Debtors' books and records. The term "Allowed" when used to modify a reference in the Plan to any claim or class of claims shall mean a claim (or any claim in any such class) that is so Allowed unless otherwise specified in the Plan, the Confirmation Order or in the Final Order of the Bankruptcy Court allowing such Claim. "Allowed Claim or Allowed ... Claim" shall not include interest on the amount of such Claim from and after the Filing Date except as may be otherwise determined by the Court with respect to Class 4 creditors electing Option II.

         1.3 "Amended Articles" means the Amended and Restated Articles of Incorporation of the Reorganized Entity as of the Effective Date substantially in the form as set forth as an Exhibit to the Disclosure Statement.

         1.4 "Amended By-laws" means the Amended and Restated By-laws of the Reorganized Entity as of the Effective Date substantially in the form as set forth as an Exhibit to the Disclosure Statement.

         1.5 "Articles of Incorporation" means the amended certificate of incorporation of Today's Man in effect immediately prior to the Effective Date.

         1.6 "Ballot" means the form to be distributed together with the Disclosure Statement to (a) holders of Claims and Interests whose votes with respect to this Plan are to be solicited for the purpose of indicating acceptance or rejection of this Plan and (b) for the election of (a) the option to purchase Basic Subscription Stock and Oversubscription Stock and (b) which shall otherwise comply with the requirements of Bankruptcy Rule 3018.

         1.7 "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as in effect on the Filing Date.

         1.8 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, or such other court as may exercise jurisdiction over the Case.

         1.9 "Bankruptcy Rules" means collectively the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as amended from time to time, applicable to the Case.

         1.10 "Bank Escrow" means the escrow account to be established for holders of Classes 4A, 4B and/or 4C Claims who elect Option II.

         1.11 "Bank Group" means NationsBank, N.A., the Bank of New York, N.A., and Fleet National Bank (formerly Shawmut Bank, N.A.).

         1.12 "Bank Group Claim" means the Claim of the Bank Group in the amount of $21.9 million.


         1.13 "Bar Date" In the case of Claims, other than Administrative Expenses, September 3, 1996.

         1.14 "Barclay's Bank" means Barclay's Bank PLC.

         1.15 "Barclay's Subordinated Claim" means the Claim of Barclay's Bank PLC in the amount of $1,873,765 as of the Filing Date.

         1.16 "Basic Subscription Rights" means the non-transferable right of a Record Holder of Today's Man Common Stock (excluding David Feld) to purchase .75 shares of New Common Stock for each share of Common Stock held by such Record Holder at $2.00 per share in accordance with the provisions set forth herein.

         1.17 "Basic Subscription Stock" means the 3,907,690 shares of New Common Stock that are subject to the Basic Subscription Rights.

         1.18 "Business Day" means any day, except Saturday, Sunday or any other day in which commercial banks in New York, New York, are authorized by law to close.

         1.19 "By-Laws" means the amended by-laws of Today's Man in effect immediately prior to the Effective Date.

         1.20 "Case" means collectively the bankruptcy cases commenced by the filing of the Debtors' voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on the Filing Date, bearing case numbers 96-117, 96-118, 96-119, 96-120, 96-121, 96-122 jointly administrated as case nos. 96-117 through 96-122.

         1.21 "Cash" means legal tender of the United States for the payment of public and private debts, including without limitation, cash, cash equivalents, bank deposits, checks and other similar items.

         1.22 "Cash Distribution Pool" means approximately $53 million, less the Cash necessary to fund distributions on account of payment of Administration Expenses, Priority Claims, Priority Tax Claims, Reclamation Claims, Secured Claims, Convenience Claims and Class 4A, 4B and 4C Claims (or to fund the Bank Escrow for Class 4A, 4B and/or 4C Claims), which amount may vary as described in
Section 7.7 herein.

         1.23 "Causes of Action" means all actions, claims, choses in action and causes of action, whether arising under the Code or other federal or state law, including without limitation, any causes of action arising under Sections 544, 547, 548, 550, 551 or other sections of the Bankruptcy Code.

         1.24 "Claim(s)" means a claim against any Debtor, whether or not asserted, as defined in ss. 101(5) of the Bankruptcy Code arising at any time before the Effective Date or relating to any event that occurred before the Effective Date.

         1.25 "Claimant" means the holder of a Claim.

         1.26 "Class" means a category, designated herein, of holders of Claims or Interests.

         1.27 "Collateral" means assets of Today's Man that are/were subject to a lien.

         1.28 "Company" means Today's Man, Inc.

         1.29 "Confirmation" means the entry by the Bankruptcy Court of the Confirmation Order.

         1.30 "Confirmation Date" means the date on which the Confirmation Order is entered by the clerk of the Bankruptcy Court on the docket.

         1.31 "Confirmation Hearing" means the hearing held by the Bankruptcy Court on confirmation of this Plan as it may be adjourned or continued from time to time.

         1.32 "Contingent Claim" means a Claim which is either contingent or unliquidated on or immediately before the Effective Date.

         1.33 "Confirmation Order" means the order of the Bankruptcy Court entered in the Case confirming the Plan pursuant to ss. 1129 of the Bankruptcy Code.

         1.34 "Convenience Claims" means and includes any Claim which would otherwise be a General Unsecured Claim that (i) is Allowed in an amount of $1,000 or less and (ii) is Allowed in the amount greater than $1,000 but which is reduced to $1,000 by the election of the holder thereof pursuant to the holder's Ballot.

         1.35 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed in the Case pursuant to Section 1102(a) of the Bankruptcy Code.

         1.36 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the Debtor and the recipient thereto or ordered by the Bankruptcy Court, as and to the extent required for the assumption of an Executory Contract pursuant to the provisions of Section 365 of the Bankruptcy Code.

         1.37 "Debtor" means each of the Debtors described in the preamble of this Plan in their capacity as a debtor-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code.

         1.38 "DIP Facility" means the $20 million DIP Revolving Credit Facility with CIT Group/Business Credit, Inc. obtained post-petition.

         1.39 "Director Stock Option Plan" means the Stock Option Plan for the Company's directors adopted in 1992.

         1.40 "Disclosure Statement" means the Disclosure Statement as amended, modified, or supplemented (including all Exhibits and Schedules thereto or referenced therein), describing this Plan prepared in accordance with Section 1125 of the Bankruptcy Code and approved by order of the Bankruptcy Court and which has been distributed to holders of Claims and Interests whose votes with respect to this Plan are being solicited.

         1.41 "Disputed Claim or Disputed Interest" means a Claim or Interest, or any portion of a Claim or Interest which is not an Allowed Claim or Allowed Interest and the allowance or disallowance of which is not the subject of a Final Order. Until such time as a Contingent Claim or unliquidated Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not as an Allowed Claim, for purposes related to allocations and distribution under the Plan.

         1.42 "Distribution" means a distribution of Cash, Rights, New Common Stock, Warrants or property to holders of Allowed Claims and Allowed Interests pursuant to the terms of this Plan.

         1.43 "Effective Date" means the later to occur of (a) the 11th day after the Confirmation Date if no stay of the Confirmation Order is in effect or
(b) the Business Day on which all of the conditions set forth in Article 9 shall have been satisfied or waived.

         1.44 "Eligible Holder" means a holder of Old Common Stock as of the close of business on the Record Date other than David Feld.

         1.45 "Eligible Rights Holder" means an Eligible Holder who has exercised, in accordance with the terms of this Plan, all Basic Subscription Rights issued to such holder by the Reorganized Today's Man pursuant to the Plan.

         1.46 "Employee Stock Option Plan" means the Company's Stock Option Plan for employees adopted in 1992 pursuant to which certain Stock Options vested.

         1.47 "Entity" means "entity" as such term is defined in 11 U.S.C. ss. 101(15).

         1.48 "Equity Investment" means the commitment by the Equity Investment Group to purchase an aggregate of 4,238,064 shares of New Common Stock at a price of $2.00 per share.

         1.49 "Equity Investment Group" means the group of investors, including Mr. David Feld, who will purchase New Common Stock on substantially the same terms as offered under the Rights Offering.

         1.50 "Equity Pool" means the shares of New Common Stock for distribution to Classes 6, 7 and 8 in accordance with Exhibit D-15 to the Disclosure Statement (the number of which shares can vary depending on the Option elected by Class 4 Creditors and the ultimate cash available in the Cash Distribution Pool); provided however, that for every share of New Common Stock substituted from the Equity Pool, cash will be added to the Cash Distribution Pool in accordance with Section 7.7 herein.

         1.51 "Escrow Agent" means First Union Bank, N.A, Trust Department or such other trust company or other organization independent of Today's Man, Inc. selected by Today's Man, Inc. who will receive the Rights Proceeds.

         1.52 "Estate" means each of the estates created in the Case pursuant to Section 541 of the Bankruptcy Code.

         1.53 "Excess Commitment" means the commitment of the Equity Investment Group to purchase up to approximately $2,148,872 of New Common Stock, subject to reduction (but not by more than $2,148,872) in the event and to the extent that
(a) the credit provided to David Feld under the Plan on account of the Allowed Feld subordinated claim is less than $5,000,000 (the "Difference") and (b) he is unable to obtain financing to fund the Difference.

         1.54 "Executory Contract" means any contract (including, without limitation, any unexpired lease to which the Debtor is a party) and which is executory within the meaning of ss. 365 of the Bankruptcy Code.

         1.55 "Exit Financing Facility" means the working capital credit facility, term facility, and other financing necessary to fund the Plan on the Effective Date in the approximate amount of $42.5 million and to be obtained by the Reorganized Today's Man to meet its ordinary working capital requirements.

         1.56       "Feld Interests" means the Interests owned by David Feld.

         1.57 "Feld Subordinated Claim" means the Claim of David Feld in the amount of $5,099,965 pursuant to a certain Replacement Subordinated Demand Note executed by Today's Man in favor of David Feld.

         1.58 "Filed" means filed with the clerk of the Bankruptcy Court.

         1.59 "Filing Date" means February 2, 1996, the date a voluntary Chapter 11 petition was Filed by each of the Debtors.

         1.60 "Financial Projections" or "Projections" means the Company's financial forecasts attached as an exhibit to the Disclosure Statement.

         1.61 "Final Order" means an Order of the Bankruptcy Court (i) that has not been reversed, modified, amended or stayed, and as to which the time to appeal, petition for certiorari or seek review or rehearing has expired and as to which no appeal, petition for certiorari, review or rehearing is pending or
(ii) as to which any right to appeal, petition for certiorari, review or rehearing has been waived, or (iii) if any appeal, petition for certiorari, review or rehearing thereof has been denied, the time to take any further appeal, to petition for certiorari or further review or rehearing has expired.

         1.62 "General Unsecured Claim" means a Claim other than an Administrative Expense, Priority Tax Claim, Priority Claim, Secured Claim, Barclay's Subordinated Claim, Feld Subordinated Claim, Convenience Claim, Insured Claim, Reclamation Claim, Bank Group Claim or Interests.

         1.63 "Governmental Unit" means a "governmental unit" as such term is defined in Bankruptcy Code Section 101(27).

         1.64 "Impaired" means Impaired within the meaning of Section 1124 of the Bankruptcy Code.

         1.65 "Indemnity Agreement" means that certain Indemnity Agreement to be executed by the Reorganized Entity in favor of a Option I Class 4 holder who votes in favor of the Plan, substantially in the form as attached as Exhibit D-14.

         1.66 "Insured Claim" means any Claim arising from an incident or occurrence that is, or may be covered by the Debtor's insurance policies, including but not limited to, the Claims asserted by Gervacio Maldonado, Pedro Maldonado, Manuel H. Maldonado, Nahir Zoe Maldonado, Melba Martinez, Yadirah Haddock, Frances DeMezza, Marc Aaron, Marcellus Blair, Donald Griffin, Trudy Holmes, Lee Johnson, Berty Kreisler, Christine Petillo, Taylor Bogart Jean and Brian Bogart (guardian).

         1.67 "Intercompany Claims" means any Claim against a Debtor by any other Debtor.

         1.68 "Interests" or "Equity Interests" means any "equity security" of the Debtors defined in Section 101 of the Bankruptcy Code including without limitation the Old Common Stock, excluding any Stock Options of the Debtors.

         1.69 "Interest Pool" means $2.875 million of value, which is the combined value of the Cash and New Common Stock which is included as part of the Equity Pool and the Cash Distribution Pool, and which represents approximately 50% of the estimated post-petition interest allocable to Classes 6,7 and 8 on Allowed Claims. The allocation of the Interest Pool to creditors in Classes 6, 7, and 8 shall be based upon the ratio of such creditor's Allowed Claim to the aggregate amount of Allowed Claims in Classes 6, 7 and 8 and the interest rate applicable. Post-petition interest for Unsecured Creditors in Class 6, calculated based upon approximately 50% of 6% per year of their Allowed Claims, will be $2,115,362 in cash and constitutes 73.58% of the value of the whole Interest Pool. The post-petition interest on the Barclay's Subordinated Claim is calculated based upon approximately 50% of 16% per year of the Allowed Claim, at the default rate under the applicable loan documents, which is $300,134 in cash and constitutes 10.44% of the value of the whole Interest Pool. The post-petition interest of the Feld Subordinated Claim is calculated based upon approximately 50% of 9% per year of the Allowed Claim, which is $459,504 of New Common Stock and constitutes 15.98% of the value of the whole Interest Pool. The allocated share of the Interest Pool to Classes 7 and 8 is fixed as described above and the allocated share to Class 6 may vary depending upon resolution of Disputed Claims and the amount of Claims in such Class; provided however, to the extent that Allowed Claims in Class 6 exceed the Debtors' estimate of $35,217,078, a floor shall be added to the Interest Pool for Allowed Claims in Class 6 to insure that Class 6 Unsecured Creditors will receive from the Interest Pool cash in the amount of at least 6% of their Allowed Claims. Notwithstanding the foregoing, the Debtors will only be obligated to contribute a maximum of an additional $287,000, after application of unclaimed Cash Distributions as described in Section 7.7 herein, to help make the Distribution to Class 6 Unsecured Creditors from the Interest Pool reach 6% of their Allowed Claims.

         1.70 "Issuance Date" means the date on which the Reorganized Today's Man distributes the Warrants under the Plan.

         1.71 "Lien" shall have the meaning set forth inss.101(37) of the Bankruptcy Code.

         1.72 "Management Plan" means the Reorganized Today's Man Stock Option Plan that is being implemented pursuant to this Plan.

         1.73 "New Common Stock" means the common stock, no par value, of Reorganized Today's Man to be issued by Reorganized Today's Man on or after the Effective Date.

         1.74 "Old Common Stock" means the duly authorized and validly issued shares of common stock of Today's Man, no par value, which are outstanding immediately prior to the Effective Date.

         1.75 "Order Approving Disclosure Statement" means the Order of the Bankruptcy Court in which the Bankruptcy Court, among other things, (i) approves the solicitation materials and the procedures for distributing such materials,
(ii) approves the form and manner of notice of the Confirmation Hearing, (iii) establishes the Voting Deadline, (iv) Subscription Rights Expiration Date, (v) approves the forms of Ballots, (vi) establishes the deadline for submitting Ballots on the Plan, (vii) approves the procedure for tabulation of the votes, and (viii) schedules the Confirmation Hearing.

         1.76 "Oversubscription Rights" means the non-transferable rights of Eligible Rights Holders under this Plan to purchase, subject to Proration, Oversubscription Stock.

         1.77 "Oversubscription Stock" means those shares of New Common Stock that are subject to the Basic Subscription Rights but are not purchased through the exercise of such Basic Subscription Rights.

         1.78 "Plan" means this proposed Plan of Reorganization, as the same may be amended from time to time, together with all addenda, exhibits, schedules and other attachments hereto, all of which are incorporated herein by reference.

         1.79 "Priority Claim(s)" means any Claim which is an unsecured claim entitled to priority under ss. 507(a) of the Bankruptcy Code other than (i) an Administrative Claim and (ii) a Priority Tax Claim.

         1.80 "Priority Tax Claim" means an unsecured Claim of a Governmental Unit for the payment of Taxes entitled to priority under ss. 507(a)(8) of the Bankruptcy Code.

         1.81 "Professional Fees" means a Claim of a Professional Person for compensation or reimbursement of costs and expenses relating to services incurred after the Filing Date and prior to and including the Confirmation Date.

         1.82 "Professional Person" means a person retained or to be compensated pursuant to Bankruptcy Code Sections 326, 327, 328, 330, 503(b)(2) and (4), 1103 or 1107(b).

         1.83 "Pro Rata" means (a) with respect to a distribution from the Cash Distribution Pool for Classes 6, 7 or 8, the proportion that the dollar amount of an Allowed Claim in Classes 6, 7 or 8 (numerator) bears to the aggregate dollar amount estimated by the Debtors for all Allowed Claims in Classes 6, 7 and 8 (denominator); and (b) with respect to a distribution from the available New Common Stock or Cash for Options II or III in Class 6, the proportion that the dollar amount of an Allowed Claim (or the undisputed portion of a liquidated Disputed Claim) in Class 6 electing Option II or III (numerator) bears to the amount of cash or stock available for distribution based on the election of all holders of Allowed Claims (or the undisputed portion of a liquidated Disputed Claim) electing Option II or III (denominator).

         1.84 "Proration" means the method set forth in this Plan for apportioning the Oversubscription Stock among Eligible Rights Holders in the event that there are insufficient shares of New Common Stock to satisfy all exercised Oversubscription Rights.

         1.85 "Purchasing Stockholders" means Eligible Holders that have exercised Rights to purchase New Common Stock.

         1.86 "Reclamation Claim" means any unpaid Claim arising out of a vendor sale and delivery of goods to Today's Man, Inc. prior to the Filing Date and in the ordinary course of such vendor's business, as to which goods the vendors demanded in writing reclamation within 10 days after receipt of such goods by Today's Man, Inc., and, at the time reclamation was demanded, Today's Man, Inc. had such goods in its possession, with respect to which the vendor would have been entitled to relief under Section 546(c) of the Bankruptcy Code if Today's Man, Inc. had been insolvent at time of delivery of such goods; provided however, that the treatment of Allowed Reclamation Claims in the Plan shall not be deemed an admission of the insolvency of Today's Man, Inc. or evidence thereof. Any reclamation claim that is not as of the Confirmation Date, an Allowed Claim pursuant to a stipulation with the Debtor or not the subject of pending adversary proceeding shall be treated in the Class of General Unsecured Claims.

         1.87 "Record Date" or "Voting Record Date" means the close of business on the day on which the Bankruptcy Court's Order approving the Disclosure Statement is entered on the docket.

         1.88 "Rejection Claim" means any Claim arising under ss.502(g) of the Bankruptcy Code.

         1.89 "Reorganized Entity" means each of the Debtors from and after the Effective Date.

         1.90 "Reorganized Today's Man" means Today's Man or any successor thereto by merger, consolidation or otherwise on or after the Effective Date.

         1.91 "Rights" means the right to purchase shares of New Common Stock to be issued under this Plan and includes the Basic Subscription Rights and the Oversubscription Rights.

         1.92 "Standard Distribution" means and refers to Option I of the options afforded Class 6 creditors, as described herein.

         1.93 "Rights Offering" means the offering pursuant to this Plan of the Rights.

         1.94 "Rights Proceeds" means the Cash generated from the Rights
Offering.

         1.95 "Schedules" means the Schedules Filed by each of the Debtors pursuant to Bankruptcy Rule 1007(b), as the same may be amended from time to time prior to the Effective Date.

         1.96 "Scheduled" means and refers to information set forth in the Schedules.

         1.97 "SEC" means the United States Securities and Exchange Commission.

         1.98 "Secured Claim" means a Claim, including interest, fees and other charges as determined pursuant to Bankruptcy Code Section 506(b) that is secured by a Lien on property in which the Estate has an interest, or that is subject to setoff under Bankruptcy Code Section 553, to the extent of the value of the Claimant's interest in the Estate's interest in such property, or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code Sections 506(a) and if applicable, Section 1129(b).

         1.99 "Securities Act" means the Securities Act of 1933, 15 U.S.C. ss. 77(a) et seq., as amended and the rules and regulations promulgated thereunder.

         1.100 "Standby Purchase Agreement" means the Agreement pursuant to which the Standby Purchaser agrees to purchase the New Common Stock not purchased in the Rights Offering after the fulfillment of subscription for New Common Stock pursuant to the Excess Commitment and the exercise of Oversubscription Rights.

         1.101 "Standby Purchaser" means the Entity which has executed the Standby Commitment in the form as substantially attached as an Exhibit to the Disclosure Statement.

         1.102 "Stock Option Plan for Non-Employee Directors" means the Company's 1995 Stock Option Plan for the Non-Employee Directors pursuant to which certain Stock Options vested.

         1.103 "Stock Payment Escrow Account" means the escrow account to be established in accordance with the Plan to receive payment for the Basic Subscription Rights and Oversubscription Rights which will be held by the Escrow Agent.

         1.104 "Stock Options" means collectively the vested stock options of the Company pursuant to the Employee Stock Option Plan, the Stock Option Plan for Non-Employee Directors and the Director Stock Option Plan.

         1.105 "Subscription Rights Expiration Date" means the same date as the Voting Deadline.

         1.106 "Taxes" means all taxes, charges, fees, levies or other assessments by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, use and occupancy, business privilege, net profits, occupation and withholding taxes, excluding any interest, penalties or additions attributable to or imposed on or with respect to such taxes, charges, fees, levies or other assessments.

         1.107 "Ultimately Allowed Claim" means any Disputed Claim to the extent that it becomes an Allowed Claim in accordance with the Plan.

         1.108 "Unsecured Creditors" means the holders of General Unsecured Claims.

         1.109 "Voting Deadline" means the deadline for filing Ballots, as fixed by the Bankruptcy Court in the Order Approving Disclosure Statement or as otherwise ordered or extended by the Bankruptcy Court.

         1.110 "Warrant" means a warrant issued by the Reorganized Today's Man to purchase one share of New Common Stock at $2.70 per share exercisable within two years after the Issuance Date.

         B. Rules for Interpreting Undefined Terms. All terms used in this Plan and not defined herein but that are defined in the Bankruptcy Code shall have the respective meanings assigned to such terms in the Bankruptcy Code. All terms used in this Plan and not defined herein or in the Bankruptcy Code but that are defined in the Bankruptcy Rules or the local rules of the Bankruptcy Court shall have the respective meanings assigned to such terms in the rules.

         C. Rules of Construction. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter.

                                    ARTICLE 2
              PROVISIONS FOR THE TREATMENT OF ADMINISTRATIVE CLAIMS
                             AND TAX PRIORITY CLAIMS

         The Claims against the Debtor covered in Article 2 are not designated as Classes pursuant to Section 1123(a)(1) of the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

         2.1 Administrative Expense. Unless otherwise provided in the Plan and unless any holder thereof agrees or has agreed to a different or less favorable treatment, each holder of an Allowed Administrative Expense that has not been satisfied during the pendency of the Chapter 11 case will receive, on account of and in full satisfaction of such Allowed Administrative Expense, Cash equal to the Allowed Amount of such Expense as soon as practicable following the latest of (i) the Effective Date, (ii) if Disputed (or in the case of an Administrative Expense for Professional Fees not yet allowed) upon entry of a Final Order allowing such Administrative Expense and (iii) the date on which the distribution to the holder of the Allowed Administrative Expense would have been due and payable in the ordinary course of the business or under the terms of any agreement giving rise to the Allowed Administrative Expense. All requests for payment of Administrative Expense must be Filed by the earliest of the date set forth in the Confirmation Order or within 60 days after the Effective Date or the holders thereof shall be forever barred from asserting such Administrative Expense against the Debtor. All final applications for allowance and disbursement of Professional Fees must be filed within 60 days after the Effective Date.

         2.2 Priority Tax CLaims. Each holder of an Allowed Priority Tax Claim shall receive Cash equal to the Allowed Amount of such Claim as soon as practicable following the latest of (a) the Effective Date; (b) the date such Priority Tax Claim becomes an Allowed Claim; or (c) the date agreed upon by the Debtor and the holder of the Allowed Priority Tax Claim.

                                    ARTICLE 3
           CLASSIFICATION OF CLAIMS AND INTERESTS/ELIGIBILITY TO VOTE

         For the purpose of voting on this Plan and receiving Distributions thereunder, pursuant to Section 1122 of the Bankruptcy Code, Claims and Interests are divided into the Classes set forth below. All Claims or Interests except for Administrative Expenses and Tax Priority Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code, the treatment of which is set forth in Article 2 hereof, are placed in the Classes described below.

         Class 1 Claims.     Priority Claims.

         Class 2 Claims.     Reclamation Claims.

         Class 3 Claims.     Secured Claims (other than the Bank Group).

         Class 4 Claims.     The Bank Group Claims.

         Class 4A.           Class 4A consists of the portion
                             of the Bank Group Claim held by
                             NationsBank and/or its assignee.

         Class 4B.           Class 4B consists of the portion
                             of the Bank Group Claim held by
                             Shawmut Bank (now Fleet National
                             Bank) and/or its assignee.

         Class 4C.           Class 4C consists of the portion
                             of the Bank Group Claim held by Bank
                             of New York and/or its assignee.

         Class 5 Claims.     Convenience Claims.

         Class 6 Claims.     General Unsecured Claims.

         Class 7 Claims.     Barclay's Subordinated Claim.

         Class 8 Claims.     Feld Subordinated Claim.

         Class 9 Claims.     Insured Claims.

         Class 10 Claims.    Intercompany Claims.

         Class 11 Interests. Interests (other than Feld Interests).

         Class 12 Interests. Feld Interests.

                                    ARTICLE 4
                IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                      IMPAIRED AND UNIMPAIRED BY THIS PLAN


         4.1 Designation of Unimpaired Classes. Classes 1, 2 and 9 are unimpaired, within the meaning of ss. 1124 of the Bankruptcy Code. In accordance with ss. 1126(f) of the Bankruptcy Code, holders of Claims in these unimpaired Classes are conclusively presumed to have accepted the Plan, and solicitation of acceptances of the Plan from such Class members is not required.

         4.2 Designation of Impaired Claims and Interests. Claims in Classes 3, 4A, 4B, 4C, 5, 6, 7, 8, and 10 are impaired. Interests in Classes 11 and 12 are impaired.

         4.3 Voting Classes. Classes 3, 4A, 4B, 4C, 5, 6, 7, 8, 10, 11 and 12
are entitled to vote to accept or reject this Plan.

                                    ARTICLE 5
                        TREATMENT OF CLAIMS AND INTERESTS

         5.1 Class 1 Claims - Priority Claims. Each holder of an Allowed Priority Claim shall be paid the full amount of its Allowed Priority Claim in Cash as soon as practicable following the latest of (a) the Effective Date; (b) the date such Priority Claim becomes an Allowed Claim; and (c) such other date as may be agreed upon by the Debtor and the holder of the Allowed Priority Claim.

         5.2 Class 2 Claims - Reclamation Claims. Each holder of an Allowed Reclamation Claim shall be paid the full amount of its Allowed Reclamation Claim in Cash as soon as practicable following the latest of (a) the Effective Date;
(b) the date such Reclamation Claim becomes an Allowed Claim; and (c) such other date as may be agreed upon by the Debtor and the holder of the Allowed Reclamation Claim.

         5.3 Class 3 Claims - Secured Claims. Each holder of an Allowed Secured Claim shall retain their liens on and security interests in the Collateral securing such Claims, and except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, each Allowed Secured Claim shall be reinstated and paid in accordance with terms of such agreements, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Secured Claim to demand or receive payment of such Allowed Secured Claim prior to the date of maturity from and after the occurrence of a default. To the extent of any defaults under the contract and/or with respect to any leases for which the underlying Collateral was returned during the Chapter 11 case, each holder of such Claim (the "Deficiency Claim") shall receive Cash in the full amount of such Allowed Claim as soon as practicable following the latest of (a) the Effective Date; (b) the date such Deficiency Claim becomes an Allowed Claim; and (c) such other date as may be agreed upon by the Debtor and the holder of the Allowed Deficiency Claim. All rights to legal fees, costs, and interest are hereby waived by the holder(s) of the Class 3 Claims by accepting the treatment hereunder.

         5.4 Class 4 Claims - Bank Group. Class 4 consists of the Bank Group Claim and is divided into three (3) classes (Classes 4A, 4B, and 4C), one for each member of the Bank Group or holder of that member's Claim. Classes 4A, 4B and 4C are treated identically in the Plan. Class 4A consists of the portion of the Bank Group Claim held by NationsBank and/or its assignee. Class 4B consists of the portion of the Bank Group Claim held by Shawmut Bank (now Fleet Financial Corp.) and/or its assigned. Class 4C consists of the portion of the Bank Group Claim held by Bank of New York and/or its assignee. Each of the holders of the Bank Group Claim may elect to be treated under either Option I or Option II below. Under either option described below, the Debtors expressly reserve all claims and causes of action against (a)the Bank Group, and (b)the holders of the Bank Group Claim who vote against the Plan or who elect Option II, and such claims and causes of action will not be affected in any way by the limited waiver of defenses and setoffs and limited release set forth in Option I below.

         Option I. The Debtors waive defenses and setoffs to the face amount of the Bank Group Claim only with respect to each holder of such claim who votes in favor of the Plan and elects Option I, and not in favor of any other party, including but not limited to the Bank Group. The Debtors also will not commence any affirmative claims against any holder of the Bank Group Claim who votes in favor of the Plan and elects Option I and will release any such holder from any claims arising as a result of that holder's conduct after the assignment to it of its part of the Bank Group Claim. This limited release is void to the extent that it is determined to impair the Debtors' claims against any other party. Each holder of the Bank Group Claim who votes in favor of the Plan and elects Option I will receive as soon as practicable following the Effective Date (i) Cash in the amount of $7,300,000 from the Cash Distribution Pool, (ii) 633,333 shares of New Common Stock, and (iii) the Indemnity Agreement, in full and complete settlement of all its claims, including principal, interest, costs, fees and expenses.

         If the holders of Classes 4A, 4B and 4C vote in favor of the Plan and elect Option I, upon written notice to the Debtors prior to the Confirmation Hearing, and as consensually agreed upon by Classes 4A, 4B, and 4C, the cash and stock distribution to Class 4 creditors will be allocated among such creditors as directed in such notice and consent.

         Option II. Any holder of a Bank Group Claim who votes against the Plan or who elects Option II shall be deemed to continue to be a Disputed Claim and shall receive the Allowed amount of that holder's share of the Bank Group Claim as soon as practicable following the latest of (a) the Effective Date; (b) the date such holder's share of the Bank Group Claim becomes an Allowed Claim; and
(c) such other date as may be agreed upon by the Debtors and such holder. The Company shall deposit in escrow Cash from the Cash Distribution Pool in the amount of $8,766,666 (the "Bank Escrow") for each holder who elects Option II or otherwise votes against the Plan. Payment of such Allowed Claim will be paid from the Bank Escrow and the Bank Group's pre-petition liens will attach to such proceeds to the extent of the holder's secured claim, until avoided or otherwise ordered by the Bankruptcy Court.

         The Debtors will assert all affirmative claims, defenses and setoffs to the Bank Group Claim with respect to the share of such claim of any holder who votes against the Plan or elects Option II. In the event the Debtors are unsuccessful in asserting such claims, defenses and setoffs, payment of the Allowed Claim of the Bank Group Claim when it becomes an Ultimately Allowed Claim will be paid from the Bank Escrow and to the extent insufficient, if determined by a Final Order or by settlement of the parties, any additional amounts will be made to such holder of the Bank Group Claim from the Cash Distribution Pool or New Common Stock to be issued by the Reorganized Today's Man valued at the then market value.

         5.5 Class 5 - Convenience Claims. Each Allowed Convenience Claim shall receive Cash in an amount equal to 100% of such Allowed Convenience Claim as soon as practicable following the latest of (a) the Effective Date; (b) the date such Convenience Claim becomes an Allowed Claim; and (c) such other date as may be agreed upon by the Debtor and the holder of the Allowed Convenience Claim.

         5.6 Class 6 - General Unsecured Claims. Subject to the terms of Section
7.7 herein, each Allowed General Unsecured Claim shall receive the full amount of its Allowed Claim plus its allocable share of the Interest Pool. The amount and form of the unsecured creditor's actual distribution will depend upon available cash in the Cash Distribution Pool and upon which of the three Options the unsecured creditor elects and the extent to which the Options elected by other unsecured creditors permit its full implementation. If no Option is elected, the creditor will be deemed to have elected to receive its distribution under Option I, the "Standard Distribution".

         The three Options are:

         Option I ("Standard Distribution")

         Each Allowed General Unsecured Claim electing Option I shall receive its Pro Rata share of the Cash Pool; the balance of its distribution will be distributed from the Equity Pool in the form of New Common Stock valued at approximately $2.38 to $2.48 per share for purposes of distributions (depending on the options elected by Class 4 creditors and the amount of cash ultimately available in the Cash Distribution Pool).

         Option II ("Maximum Stock", to the extent available)

         Each Allowed General Unsecured Claim electing Option II shall receive its share of the Equity Pool based on New Common Stock and in lieu of the cash portion of the Standard Distribution, additional New Common Stock valued at approximately $2.38 to $2.48 per share for purposes of distributions (depending on the options elected by Class 4 creditors and the amount of cash ultimately available in the Cash Distribution Pool), to the extent additional New Common Stock is available, based on elections by other creditors holding Allowed Claims (or as to the undisputed liquidated portion of liquidated Disputed Claims as described in Section 7.7) in Class 6 to forego the stock distribution on their Allowed General Unsecured Claims (or as to the undisputed liquidated portion of liquidated Disputed Claims as described in Section 7.7) at $2.00 per additional share and make available New Common Stock for distribution under this Option. To the extent sufficient additional New Common Stock is not available, the remaining portion of the creditors' Allowed General Unsecured Claim will be paid in cash.

         Option III ("Maximum Cash", to the extent available)

         Each creditor holding an Allowed General Unsecured Claim electing Option III shall receive its Pro Rata share of the Cash Distribution Pool; its share of the Equity Pool valued at approximately $2.38 to $2.48 per share for purposes of distributions (depending on the options elected by Class 4 creditors and the amount of cash ultimately available in the Cash Distribution Pool), will then be substituted at the rate at $2.00 per share for New Common Stock distributable to that Option III creditor. The extent to which Option III will be available will depend on the extent to which other creditors holding Allowed Claims (or as to the undisputed liquidated portion of liquidated Disputed Claims as described in Section 7.7) elect Option II, thereby freeing enough cash to fund Option III. If sufficient cash is not available, the remainder of the Option III creditors' distribution will be made in the form of New Common Stock from the Equity Pool. Creditors electing to receive all cash under Option III should be aware that, based on Salomon's valuation of the New Common Stock as well as the agreed upon compromise value upon which distributions are being made hereunder, they will receive less estimated value than they would recover under Option I, and the creditors electing Option II will receive more estimated value.

         Creditors electing Option II or III must elect to replace all their cash for New Common Stock under Option II or to replace all their New Common Stock for cash under Option III, subject to allocation as described above.

         Notwithstanding the foregoing, Options II and III above are only available and will be implemented only to the extent that such Options are not subject to any SEC registration requirements. All distributions under the three Options will be made as soon as practicable following the latest of the
(a)Effective Date; (b) the date such general unsecured claim becomes an Allowed Claim; or (c) such other date as may be agreed to by the Debtor and the holder of such Allowed Claim; provided however that the Debtors shall distribute the undisputed liquidated portion of liquidated Disputed Claims in accordance with
Section 7.7 herein.

         5.7 Class 7 - Barclay's Subordinated Claim. Subject to the terms of
Section 7.7 herein, the holder of the Allowed Barclay's Subordinated Claim shall receive the full amount of the Allowed Barclay's Subordinated Claim plus its allocable share of the Interest Pool calculated at the default rate, in the form of the Standard Distribution provided a Class 6 Creditor, as soon as practicable following the latest of (a) the Effective Date; (b) the date the Barclay's Subordinated Claim becomes an Allowed Claim or (c) such other date as may be agreed upon by the Debtor and the Holder of such Allowed Claim.

         5.8 Class 8 - Feld Subordinated Claim. Subject to the terms of Section
7.7 herein, as soon as practicable following the Effective Date, the holder of the Allowed Feld Subordinated Claim shall receive the full amount of the Allowed Feld Subordinated Claim plus the holder's allocable share of the Interest Pool calculated at the contract rate in the form of the Standard Distribution provided a Class 6 creditor, provided however, that the cash portion of such distribution shall be in the form of a credit, which credit can only be used by the holder of the Allowed Feld Subordinated Claim toward the purchase of New Common Stock as part of the Equity Investment. At such time as the Debtor commences payments of cash distributions to Class 6 creditors, the credit shall be issued to the holder of Class 8 Claim towards the Equity Investment.

         5.9 Class 9 - Insured Claims. Each holder of an Allowed Insured Claim shall have recourse solely to the proceeds of the Debtor's insurance policies, if any, and shall receive no Distributions hereunder.

         5.10 Class 10 - Intercompany Claims. On the Effective Date, all Intercompany Claims shall survive Confirmation and remain in full force and effect and enforceable in accordance with the terms of the underlying notes, but shall receive no Distribution of any kind under the Plan and such claims shall be treated under Section 7.3 herein.

         5.11 - Interests (other than Feld Interest).. Each Eligible Holder shall receive the following distributions under the Plan:

                  (a) New Common Stock. Each Eligible Holder shall each receive one share of New Common Stock in exchange for each share of Old Common Stock held on the Record Date.

                  (b) Warrants. Each Eligible Holder shall receive .5 Warrants for each share of Old Common Stock held by them on the Record Date. Each full Warrant entitles the holder to purchase one share of New Common Stock at $2.70 per share exercisable within two years after the Issuance Date.

                  (c) Rights to Purchase Basic Subscription Stock and Oversubscription Stock. Eligible Holders of Old Common Stock will also have the right to elect to participate in the Rights Offering described in Article 6 of the Plan.

         Class 12 - Feld's Interests. The holder of the Allowed Feld Interest shall receive one share of New Common Stock and .5 of a Warrant in exchange for each share of Old Common Stock. The holder of the Allowed Feld Interest, is not receiving Basic Subscription Rights. Instead, such holder, together with the other members of the Equity Investment Group, pursuant to agreements to be entered into with Today's Man, have committed to make the Equity Investment.

                                    ARTICLE 6
                  PROVISIONS OF EQUITY SECURITIES TO BE ISSUED
                              PURSUANT TO THE PLAN

         6.1 New Common Stock. The principal provisions of the New Common Stock are as follows:

                  (a)      Authorization: 100,000,000 shares;

                  (b)      Par Value:  none;

                  (c) Voting: One (1) vote per share with no cumulative voting rights;

                  (d) Subject to preference that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled, among other things: (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor; and (ii) in the event of liquidation, dissolution or winding-up of the Reorganized Today's Man, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses.

                  (e) The holders of New Common Stock will not have any preemptive rights to subscribe for additional shares of capital stock of the Reorganized Today's Man.

                  (f) All shares of New Common Stock issued in exchange for shares of Old Common Stock pursuant to the Plan will be fully paid and nonassessable. All shares of New Common Stock issuable upon the exercise of Rights and Warrants, when issued upon the proper exercise of the Rights and Warrants and the payment of the purchase price or exercise price therefor, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the terms of any series of Preferred Stock which the Reorganized Today's Man may issue in the future.

         6.2 Warrants. The principal terms of the Warrants shall be as follows:

                  (a) Authorization and Issuance: 5,430,503 Warrants (which amount may be increased by an amount not to exceed 6,000 Warrants to accommodate the rounding up of fractional Warrants under the Plan), each of which shall be exercisable for one share of New Common Stock, subject to adjustment, at any time prior to expiration.

                  (b) Exercise Price:  $2.70 per share, subject to adjustment.

                  (c) Expiration: 5:00 p.m. local time, on the second anniversary of the Issuance Date.

                  (d) Redemption: The Warrants are not redeemable.

                  (e)      Voting Rights:  None.

                  (f) Adjustment: The number of shares of New Common Stock issuable upon exercise of the Warrants and the exercise price of the Warrants are subject to adjustment in the event of: (i) a change in the Common Stock as a result of a stock dividend or stock split or a subdivision, combination or reclassification of shares; or (ii) certain mergers, consolidation or business combinations involving the Reorganized Today's Man.

         6.3 Equity Investment/Excess Commitment/Standby Purchase Agreement. The members of the Equity Investment Group have committed to make the Equity Investment and the Excess Commitment.

         In the event that the Eligible Holders do not subscribe for all of the 3,907,690 shares of New Common Stock being offered pursuant to the Basic Subscription Rights, then the remaining shares of New Common Stock shall be allocated among the Equity Investment Group in accordance with their Excess Commitment, and the Eligible Rights Holders who have exercised their Oversubscription Rights as described in Section 6.4.

         The commitments are irrevocable, except in the event that the Effective Date of the Plan has not occurred on or before January 31, 1998, and are subject to the satisfaction of certain conditions, including that the Plan as confirmed has not been materially revised from the Plan as filed with the Bankruptcy Court on September 26, 1997, as modified, that the Confirmation Order shall have been entered and no stay of the Confirmation Order shall be in effect, that the Debtors shall have received the proceeds of the Exit Financing Facility and that the Equity Investment Group shall have received a legal opinion from Blank Rome Comisky & McCauley as to certain matters.

         The Debtor, in its sole discretion, has the right to accept or reject investment commitments in other than the order in which they are received, to reject any investment commitment in whole or in part and to allot to the members of the Equity Investment Group less than the full number of shares of New Common Stock under subscription. The Debtor will undertake to register under the Securities Act, as soon as practicable after the Effective Date, all of the New Common Stock and Warrants held by the Equity Investment Group (including shares of New Common Stock and Warrants received by such members in exchange for their shares of Old Common Stock and including shares issuable upon exercise of the Warrants) and to maintain such registration in effect for a period of up to two
(2) years.

         6.4 Rights Offering

                  (a) Basic Subscription Rights. Eligible Holders collectively have the right to elect to purchase 3,907,690 shares of New Common Stock at a purchase price of $2.00 per share. Each Eligible Holder will receive the right to purchase .75 shares of New Common Stock for each share of Old Common Stock held by such Eligible Holder (the "Basic Subscription Right"). The Basic Subscription Rights and the Oversubscription Rights discussed below are in addition to the distributions such holders will otherwise receive pursuant to Class 11 described in this Plan.

                  (b) Oversubscription Rights. In the event that the Eligible Holders do not subscribe for all of the 3,907,690 shares of New Common Stock being offered pursuant to the Basic Subscription Rights, then Eligible Rights Holders, will have the right to exercise certain oversubscription rights (the "Oversubscription Rights") which will entitle them to subscribe for a portion of the Basic Subscription Stock not subscribed for by the Eligible Holders (the "Oversubscription Rights") at a purchase price of $2.00 per share (the "Oversubscription Right") subject to the sale of a portion of the Oversubscription Stock to the Equity Investment Group pursuant to their Excess Commitment.

         If the aggregate number shares of New Common Stock subscribed for by the Equity Investment Group pursuant to the Excess Commitment and the Eligible Rights Holder pursuant to the exercise of Oversubscription Rights is greater than the number of shares of New Common Stock available, then the Oversubscription Stock will be allocated among the Equity Investment Group and each Eligible Rights Holder in proportion to the number shares of Old Common Stock held by the Equity Investment Group (which for this purpose shall be deemed to be 5,650,752) and each Eligible Rights Holder bears to the total number of shares of Old Common Stock held by the Equity Investment Group and all Eligible Rights Holders exercising Oversubscription Rights.

                  (c)      Exercise of Rights and Payment of Purchase Price.

THE EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION RIGHTS IS OPTIONAL AND NOT MANDATORY. PRIOR TO EXERCISING ANY SUCH RIGHTS, ELIGIBLE HOLDERS ARE ADVISED TO CONSULT WITH THEIR FINANCIAL AND LEGAL ADVISORS.

         The election to exercise the Basic Subscription Rights and Oversubscription Rights to purchase New Common Stock must be made on or before the Voting Deadline. The election must be made by marking the appropriate boxes on the Ballot, and, once made, is irrevocable. In order to make the election to purchase Basic Subscription Stock and Oversubscription Stock, an Eligible Holder must indicate on the box provided on the Ballot the total amount of New Common Stock which such holder wishes to purchase, including both Basic Subscription Stock and Oversubscription Stock, to the extent available. Any number of shares of New Common Stock, up to the full amount of 3,907,690 shares of New Common Stock, can be elected, subject to payment therefor and subject to allocation with respect to Oversubscription Stock in accordance with the terms of the Plan. Payment for such shares of New Common Stock must be made by the Voting Deadline and payable to the Escrow Agent and delivered to Logan & Company, Inc.

          Parties who hold shares of Old Common Stock for the account of others, such as brokers, trustees, or depositories may only exercise the Rights enumerated herein upon receipt of instructions and appropriate payment or guarantee thereof from the beneficial holders of such shares as of the Voting Record Date.

         The Rights Proceeds will be placed in the Stock Payment Escrow Account and will be refunded without interest to the Eligible Holder in the event the Plan is not confirmed. Any interest earned on such funds will become the property of Today's Man.

         To calculate the amount of Basic Subscription Rights and Oversubscription Rights, multiply the total number of shares of New Common Stock such Eligible Holder elects to purchase, as noted on the Ballot in the boxes provided, by $2.00. Full payment must be made on or prior to the Voting Deadline. Payment by check must be included with the Ballot - do not send cash.

         In the event that an election is not timely or properly made, such holder will be deemed to have not made such election, and will receive only the distribution(s) that such holder would have received had such election not been made.

         Within forty (40) days following the Voting Deadline, a notice of the allocation of Basic Subscription Stock and Oversubscription Stock shall be delivered to each Purchasing Stockholder at the address as set forth on the Ballot. No Basic Subscription Stock or Oversubscription Stock will be distributed to holders who have not made payment prior to the Voting Deadline. After the Effective Date, and timely receipt of payment, the Reorganized Entity will distribute each Purchasing Stockholder's allocation of such New Common Stock. Payments in excess of the New Common Stock actually available for purchase will be refunded without interest.

         6.5 Standby Purchase Aggreement. Pursuant to the Standby Purchase Agreement, any shares of New Common Stock not purchased in the Rights Offering after the fulfillment of subscription for New Common Stock pursuant to the Excess Commitment and the exercise of Oversubscription Rights will be purchased by the Standby Purchaser pursuant to the Standby Purchase Agreement.

         6.6 Management Plan. On the Effective Date, the Management Plan shall become effective. By voting to accept the Plan, all holders of Claims or Interests in Classes 4A, 4B, 4C, 6, 7, 8, 11 and 12 (who immediately following the Effective Date shall comprise the shareholders of the Reorganized Today's
Man) shall be deemed to have ratified and approved the Management Plan.

         6.7 Directors and Officers. On the Effective Date, the Directors of the Reorganized Entity will be classified into the following Classes to serve until the Annual Meeting of Shareholders in the year set forth opposite their names and until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification:

                    Name                          Term Expires
          -----------------------------      ---------------------
                   Class I

          Leonard Wasserman                           1998

                   Class II

          Larry Feld                                  1999

          Verna K. Gibson                             1999

                   Class III

          Ira Brind                                   2000

          Bernard J. Korman                           2000

                   Class IV

          David Feld                                  2001

          New Director                                2001

         The Committee shall select a member (the "New Director") to serve on the Reorganized Entity's Board of Directors on the Effective Date until the Reorganized Entity's Annual Meeting of Shareholders to be held in the year 2001. The Committee's selection of such director shall be subject to approval of the Company, which approval shall not unreasonably be withheld. Such director shall be appointed to the Audit Committee.

         On the Effective Date, the Officers of the Reorganized Entity in office immediately prior to the Effective Date shall continue in office.

                                    ARTICLE 7
                     IMPLEMENTATION AND FUNDING OF THE PLAN

         7.1 Equity Investment/Excess Commitement/Standby Purchase Agreement. On or before the Effective Date and conditioned upon the Bankruptcy Court entering the Confirmation Order, the investment and sale of shares of New Common Stock contemplated by the Equity Investment, Excess Commitment and Standby Purchase Agreement, if necessary, shall be consummated in accordance with the terms hereof.

         7.2 Rights Offering. On the Effective Date and as provided in the Confirmation Order, the Escrow Agent shall deliver to the Reorganized Entity the Rights Proceeds and the proceeds from Equity Investment in the Stock Payment Escrow Account.

         7.3 Substantive Consolidation. The Debtors will, to the extent deemed appropriate, continue to maintain their separate corporate existence for all purposes other than the treatment of Claims and Interests under the Plan. For purposes of voting on the Plan and Distributions under the Plan, (i) all assets and liabilities of the Debtors shall be treated as though they were merged into and with the assets and liabilities of Today's Man, Inc., (ii) all guarantees of any Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Reorganized Entity, and (iii) each and every Claim Filed or to be Filed in the Chapter 11 Case of any of the Debtors shall be deemed Filed against the consolidated Debtors and shall be deemed one Claim against or obligation of the consolidated Debtors.

         7.4 Exit Financing. On or before the Effective Date, the Debtor shall have received the proceeds of the Exit Financing Facility.

         7.5 DIP Facility. On the Effective Date, the DIP Facility shall be paid in full and/or replaced by the Exit Financing Facility.

         7.6 Vesting of Property. In accordance with Sections 1123(a)(5) and 1141 of the Bankruptcy Code, except as otherwise specifically provided in the Plan, on the Effective Date, title to all property of the Debtors' Estates shall revest with the Reorganized Entity free and clear of all Liens, Claims and Interests. Except as otherwise specifically provided in the Plan, the Debtors shall be discharged as provided in Section 1141 of the Bankruptcy Code.

         7.7 Distributions under the Plan. On the Effective Date, the Reorganized Entity shall fund the Cash Distribution Pool and deposit such funds into an interest bearing trust account. The interest earned on such account shall be the property of the Reorganized Entity. The Debtor will not make Distributions to Class 4 creditors electing Option I without also funding the Cash Distribution Pool.

         Except as otherwise provided in the Plan, as soon as practicable following the Effective Date, the Debtors shall distribute Cash, New Common Stock and Warrants in accordance with the terms of the Plan. Each certificate for shares of Old Common Stock outstanding immediately prior to the Effective Date will on and after the Effective Date be deemed to represent the number of shares of New Common Stock into which such shares have been reclassified on the Effective Date pursuant to the Plan. Accordingly, the Company will not issue new stock certificates to holders of Old Common Stock because their existing certificates will represent shares of New Common Stock on and after the Effective Date. The Company will issue New Common Stock certificates to the purchaser of New Common Stock pursuant to the Equity Investment and the Rights Offering. Distributions of New Common Stock to holders of Allowed Claims and Allowed Interests shall occur simultaneously, except as provided above and in
Section 7.10(b) herein.

         The Debtors reserve the right to increase the Cash Distribution Pool and decrease the Equity Pool for unsecured creditors so as to provide a greater part of the Class 6, 7 and 8 distribution in Cash. This will be accomplished by a substitution of New Common Stock from the Equity Pool with cash in the Cash Distribution Pool at the share price set forth in the chart attached as Exhibit D-15 to the Disclosure Statement. Prior to the Confirmation Hearing, the Debtors will advise the Committee of the amount of cash from operations that will be placed in the Cash Distribution Pool. In addition, the Debtors will not increase the Cash Distribution Pool by more than $1.7 million, provided that the aggregate amount of Allowed Claims and Allowed Expenses do not exceed $68.5 million. To the extent resolution of Disputed Claims results in Allowed Claims and Allowed Expenses in excess of $68.5 million, the Debtors shall have the right to increase the Cash Distribution Pool and/or the Equity Pool to fund such increased amounts.

         For purposes of calculating the cash available for distribution from the Cash Distribution Pool for unsecured creditors, the Debtors will reserve amounts reasonably necessary to cover anticipated unpaid professional fees and unpaid Administrative Expenses, not yet Allowed. The Debtors will advise the Committee of the amount for which they are reserving prior to the Confirmation Hearing. The Debtors will distribute the undisputed liquidated portion of liquidated Disputed Claims to Classes 6, 7 and 8, which amounts, for such purposes, shall be determined by the Debtors in accordance with the Debtors' books and records. Notwithstanding the foregoing, the Debtors shall not make any distributions on any unliquidated Claims, including but not limited to any Rejection Claims, until such Claims become Ultimately Allowed Claims.

         If the Effective Date has occurred but the Debtors fail to make Distributions (including, without limitation, the initial distribution from the Interest Pool) to the holders of Allowed Claims in Classes 6 and 7 on or before January 31, 1998, then interest will accrue from February 1, 1998 on the Allowed Claims in Class 6 at 8% per annum and for Class 7 at the default rate in the loan documents and as to Class 8 at the greater of 8% or the contract rate in the Class 8 loan documents. For such purposes, Distributions shall be deemed made on the date checks and stock certificates are deposited into the first class mail, postage pre-paid.

         Unless all Disputed Claims shall have become Ultimately Allowed Claims, the Debtors shall make an initial distribution and a subsequent distribution of the creditors' allocable share of the Interest Pool. Since the Interest Pool is a fixed value for all Allowed General Unsecured Claims in Class 6, 7 and 8, the Debtors will make an initial distribution to Classes 6 of the allocable share of the Interest Pool (and a single distribution of a fixed allocation to Classes 7 and 8) and then a subsequent distribution to Class 6 creditors after all Disputed Claims are ultimately resolved and allowed, to the extent that there is any additional value available to be distributed to Class 6 creditors as their allocable share of the Interest Pool. The cash portion of the unclaimed Distributions to Class 6 Creditors and the value of the stock portion of unclaimed Distributions to Class 6 creditors shall not revert to the Reorganized Entity and shall be available, and deposited into the Interest Pool and distributed on a pro rata basis to Class 6 Creditors who have claimed their Distributions (within 15 days of the first anniversary of the Effective Date) to increase Class 6 Creditor recoveries. To the extent that the Allowed Claims of Class 6 Creditors are less than $35.2 million, thirty percent (30%) of the first $1 million of savings shall not revert to the Reorganized Entity and shall be deposited into the Interest Pool and distributed to Class 6 Creditors on a pro rata basis to increase recoveries up to a maximum of 112% of Allowed Claims. The Debtors shall deposit such savings into the Interest Pool in either cash or New Common Stock valued at $2.38 per share, in the Debtor's sole discretion. To the extent there remains undistributed cash in the Cash Distribution Pool and/or New Common Stock after all Allowed Claims (including Ultimately Allowed Claims) and Allowed Expenses are paid in accordance with the Plan, such excess funds and/or stock shall be returned to the Reorganized Entity.

         7.8 Binding Effect of Plan on Disputed Claims. Except as otherwise provided in the Plan, recipients of Distributions in respect of Allowed Claims or Disputed Claims that become Ultimately Allowed Claims shall be bound, obligated and governed in all respects by the Plan.

         7.9 Procedures for Resolving Disputed Claims.

                  (a)      Objections to Claims.

                  Unless an Order of the Bankruptcy Court provides otherwise, only the Reorganized Entity shall have the authority to file objections to Claims after the Confirmation Date. The Reorganized Entity may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the holder of such Claim until the Effective Date or within such other period as may be ordered by the Bankruptcy Court, provided that the Debtor can move the Bankruptcy Court at any time to extend the deadline without notice or a hearing.

                  (b)      Procedure.

                  Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Entity or until an objection thereto by the Debtors or the Reorganized Entity is withdrawn, the Debtors or the Reorganized Entity shall litigate the merits of each Disputed Claim until determined by a Final Order provided, however, that (a) prior to the Effective Date, the Debtors upon Bankruptcy Court approval and (b) after the Effective Date, the Reorganized Entity, without Bankruptcy Court approval, may compromise and settle any objection to any Disputed Claim.

                  (c)      Payments and Distributions With
                           Respect to Disputed Claims.

                  No payments or distributions shall be made in respect of a Disputed Claim until such Disputed Claim becomes an Ultimately Allowed Claim, provided that the undisputed portion of liquidated Disputed Claims shall be paid and distributed as provided in Section 7.7 herein.

                  (d)      Timing of Payments and Distributions
                           With Respect to Disputed Claims.

                  Except as otherwise provided in the Plan, payments and Distributions with respect to each Disputed Claim or Disputed Interest that becomes an Ultimately Allowed Claim or Allowed Interest shall be commenced by the Reorganized Entity on or as soon as practicable after the Effective Date, but in no event later than either (i) 45 days after the Effective Date or (ii) 30 days after the date a Disputed Claim becomes an Ultimately Allowed Claim, whichever is later. Holders of Disputed Claims that become Ultimately Allowed Claims shall be bound, obligated and governed in all respects by the Plan.

                  (e)      No Fractional Shares, Warrants or Rights.

                  No fractional shares of New Common Stock, Warrants or Rights to purchase fractional shares shall be issued pursuant to the Plan. Fractional shares, Warrants or Rights shall be aggregated with respect to each entitled recipient and then rounded to the next greater or lower number as follows: (a) fractions of .5 or greater shall be rounded to the next greater whole number, and (b) fractions of less than .5 shall be rounded to the next lesser whole number. All calculations shall be made on the basis of the beneficial ownership of all Allowed Claims and Interests.

         7.10 Surrender and Cancellation of Notes, Instruments or Certificates evidencing Claims and Interest. Except as otherwise provided herein, on the Effective Date, any note, instrument or certificate erests evidencing a Claim or an Interest outstanding immediately prior to the Effective Date shall be canceled.

                  (a)      Surrender of Notes or Instruments Evidencing Claims.

                  In order for the holder of canceled notes or instruments evidencing an Allowed Claim or an Allowed Interest to receive a distribution under the Plan, each such holder must surrender such canceled note or instrument to the Debtors within six (6) months of the Effective Date whereupon the Debtors shall distribute the appropriate consideration therefor in accordance with the terms of the Plan. No Distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by a canceled note or instrument unless and until such canceled note or instrument is received by the Debtors. If any canceled note or instrument has been lost or destroyed, the holder must deliver to the Debtors an affidavit of loss or destruction, as well as an agreement to indemnify the Debtors in form and substance reasonably satisfactory to the Debtors in respect of such canceled security under the Plan. Any holder of an Allowed Claim that fails to surrender a canceled note or instrument or deliver an affidavit and indemnity agreement shall be deemed to have no further Claim and shall not participate in any Distributions under the Plan.

                  (b) Certificates Evidencing an Interest. At the close of business on the Effective Date, each issued and outstanding share of Old Common Stock held of record will automatically, without any further action by the record holder thereof or by Reorganized Today's Man, be deemed canceled and exchanged for one validly issued, fully paid and nonassessable share of New Common Stock (and each share of Old Common Stock held as a treasury share will automatically, without any further action by Reorganized Today's Man, be deemed canceled and exchanged for one such treasury share of New Common Stock). Each certificate for shares of Old Common Stock outstanding immediately prior to the Effective Date will on and after the Effective Date be deemed to represent the number of shares of New Common Stock into which such shares have been reclassified on the Effective Date pursuant to the Plan. Accordingly, holders of certificates of Old Common Stock need not surrender such certificates because such certificates will represent shares of New Common Stock on and after the Effective Date. If any certificates representing shares of Old Common Stock have been lost or destroyed, the holder must deliver to the transfer agent an affidavit of loss or destruction, as well as an agreement to indemnify the Reorganized Today's Man and transfer agent, in form and substance reasonably satisfactory to the Reorganized Today's Man and the transfer agent, and/or, if requested, in the Reorganized Today's Man's reasonable judgment, a surety bond, the amount and form of which shall be satisfactory to the Reorganized Today's Man and the transfer agent, from a surety company satisfactory to the Reorganized Today's Man and the transfer agent.

         7.11 Compliance with Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Debtor shall file such information return with the Internal Revenue Service or other taxing authority and provide any required statements in connection therewith to the recipients of such distributions, and/or effect any such withholding of cash or property. With respect to any Entity from which a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Debtors, the Debtors shall withhold the amount required by law to be withheld and distribute the balance to such Entity.

         7.12 Certain Security Law Matters.

                  (a)      Generally.

                  The Confirmation Order will authorize the issuance of the New Common Stock (including New Common Stock to be issued to the Creditors, and Equity Investment Group and issuable on exercise of the Rights and Warrants) and the Rights and Warrants (collectively, the "New Securities") issued under the Plan. The New Securities distributed to holders of Claims and Interests will be issued without registration under the Securities Act, or under any state or local law, in reliance on the exemptions set forth in Section 1145 of the Bankruptcy Code. The New Common Stock to be sold to the Equity Investment Group pursuant to the Equity Investment, and the Standby Purchaser, pursuant to the Standby Purchase Agreement, will be sold without registration under the Securities Act in reliance on the exemption under Section 4(2) of the Securities Act.

                  Section 1145 of the Bankruptcy Code exempts from federal and state securities laws the offer or sale under a plan of reorganization of a security of a debtor in exchange for a claim against or an interest in the debtor or principally in such exchange and partly for cash or property. Today's Man believes that the initial issuance of New Securities to the holders of Claims and Interests (and the issuance of New Common Stock upon the exercise of Rights or Warrants) will satisfy the requirements of Section 1145 of the Bankruptcy Code.

                  (b)      Resale Considerations.

                  The resale or disposition by the recipients of the New Securities (other than by the members of the Equity Investment Group) will be exempt from registration under the Securities Act if the recipients are not deemed to be "underwriters" under Section 1145(b) of the Bankruptcy Code.
Section 1145(b) of the Bankruptcy Code defines four types of underwriters: (a) a person who purchases a Claim against, interest in, or Claim for administrative expense in the case concerning, a debtor with a view to distributing any security received in exchange for that Claim or Interest; (b) a person who offers to sell securities offered or sold under a plan for the holders of those securities; (c) a person who offers to buy securities offered or sold under a plan from the holders of those securities if the offer is (i) made with a view to distribution of the securities, and (ii) made under an agreement made in connection with the plan, with the consummation of the plan or the offer or sale of securities under the plan; and (d) a person who is an "issuer" with respect to the securities as the term "issuer" is defined in Section 2(11) of the Securities Act.

                  Under Section 2(11) of the Securities Act, an "issuer" will include any person directly or indirectly controlling or controlled by Today's Man, or any person under direct or indirect common control with Today's Man (an "Affiliate"). Whether a person is an Affiliate, and therefore an "underwriter" with respect to Today's Man for purposes of Section 1145(b) of the Bankruptcy Code will depend on a number of factors. These factors include: (a) the person's equity interest in Today's Man; (b) the distribution and concentration of other equity interests in Today's Man; (c) whether the person is an officer or director of Today's Man; (d) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of Today's Man; and (e) whether the person actually has that power notwithstanding the absence of formal indicia of control. An officer or director of Today's Man or the holder of 10% or more of the outstanding stock of Today's Man may be deemed an Affiliate.

                  To the extent that a person deemed to be an "underwriter" receives New Securities, resales by that person would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act except in "ordinary trading transactions" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code).

                  The Bankruptcy Code does not define the term "ordinary trading transactions," and the SEC has not given definitive guidance with respect to the proper construction of the term. In a no-action letter, the staff of the SEC has, however, concurred in the view that a transaction will be an "ordinary trading transaction" if it is carried out on an exchange or in the over-the-counter market at a time when the issuer of the traded securities is a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and does not involve any of the following factors:

                  (a) either (i) concerted action by two or more recipients of securities issued under a plan of reorganization in connection with the sale of those securities, or (ii) concerted action by distributors on behalf of one or more such recipients in connection with sales; or

                  (b) the preparation or use of informational documents concerning the offering of plan securities to assist in the resale of the plan securities, other than the disclosure statement approved in connection with the plan (and any supplement thereto) and documents filed with the SEC by the debtor or the reorganized company pursuant to the Exchange Act; or

                  (c) special compensation to brokers or dealers in connection with the sale of the securities designed as a special incentive to resell the securities, other than compensation that would be paid pursuant to arms-length negotiations between a seller and a broker or dealer, each acting unilaterally, that is not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer.

                  In addition, a person deemed to be an "underwriter" solely because he is an Affiliate may be able to sell securities without registration, in accordance with Rule 144 under the Securities Act, which permits public sales of securities received pursuant to a plan by statutory underwriters subject to volume limitations and certain other conditions. Based on the views of the SEC expressed in no-action letters, a person deemed to be an underwriter solely because he is an Affiliate may be able to sell securities without registration in accordance with Rule 144, without complying with the holding period requirement of Rule 144(d).

         Because of the complex, subjective nature of the question whether a particular holder may be an underwriter, Today's Man makes no representation concerning the ability of any person to dispose of the New Securities. Today's Man has not sought a "no-action" letter from the SEC or any state securities commission with respect to any matter discussed herein. Today's Man recommends that recipients of New Securities under the Plan consult with their own counsel concerning the limitations on their ability to dispose of the New Securities under federal and state securities laws.

                  (c)      Registration of Equity Investment
                           Group Limitation on Resale.

         The Company will undertake to register for resale under the Securities Act, as soon as practicable after the Effective Date, all of the New Common Stock and Warrants (including shares of New Common Stock received by such member in exchange for their shares of Old Common Stock, including shares of New Common Stock issuable upon exercise of the Warrants) held by the Equity Investment Group and the Standby Purchaser, if any, and to maintain such registration in effect for a period of up to two (2) years.

                  Each member of the Equity Investment Group and the Standby Purchaser have severally agreed that, notwithstanding the effectiveness of such registration statement, during the two-year period beginning on the Effective Date, without the prior written consent of the Company, they will not directly or indirectly sell assign, transfer or dispose of shares of New Common Stock or Warrants beneficially owned by them in excess of the volume limitations of Rule 144(e)(1) promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the New Common Stock in the over-the-counter market during the four calendar weeks immediately preceding the proposed sale.

                  (d)      Exchange Act Registration.

         It is currently contemplated that the New Common Stock and the Warrants will be registered pursuant to Section 12(g) of the Exchange Act by the Effective Date. Today's Man will file with the SEC, among other things, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other information.

                  (e)      Nasdaq Listing.

                  The Plan provides that Today's Man will use its reasonable efforts to have the New Common Stock and Warrants listed on the NASDAQ National Market prior to the distribution thereof.

                  (f)      Transfer Agent and Registrar.

                  The transfer agent and registrar for the New Common Stock and the Warrants will be StockTrans, Inc., Ardmore, Pennsylvania.

         7.13 Corporate Action. On the Effective Date, the cancellation of the Old Common Stock, the issuance of New Common Stock and Warrants, the continuation in office of officers and directors and, in the case of directors, for the terms provided herein, the adoption of Amended Articles and Amended By-laws, the adoption of the Management Plan and the other matters provided in the Plan involving the corporate structure of the Reorganized Entity shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 1902 of the Pennsylvania Business Corporate Law of 1988, as amended, without any requirement or further action by the shareholders or directors of the Reorganized Today's Man. As to each Reorganized Entity (other than the Reorganizing Today's Man) such action will be automatic under the corporate law under which such entity was incorporated.

         The Amended Articles and the Amended Bylaws shall be effective on the Effective Date and shall provide among other things as follows: (a) the number of shares of New Common Stock authorized for issuance is 100,000,000 shares, (b) the number of shares of Preferred Stock authorized for issuance is 5,000,000 shares, (c) that the Company will not issue nonvoting capital stock to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, (d) the shareholder vote required to approve amendments to the Amended Articles and Amended Bylaws that have not been approved by a majority of the incumbent directors (as defined therein) or to remove directors for cause shall be at least 65% of the votes cast by shareholders and (e) the provision prohibiting shareholders from calling a special meeting of shareholders has been amended to entitle the shareholders entitled to cast at least 60% of the votes entitled to be cast by all shareholders to call a special meeting of shareholders.

         7.14 Further Acts. To the fullest extent permitted by ss. 1142 of the Bankruptcy Code, Debtor shall have the right to apply to the Bankruptcy Court for an order excusing compliance with any otherwise applicable non-bankruptcy law or directing any Person to execute and deliver any instrument or perform any other act; provided, however, that without the consent of the affected Person or Persons, no such order shall modify or impair any right, title, privilege or remedy expressly provided or reserved under this Plan.

         7.15 Transfer Taxes. In accordance with ss. 1146(c) of the Bankruptcy Code, the Reorganized Entity shall not be liable for any stamp tax or similar tax on the transfer of any property under the Plan. The Broadway Lease Rejection Agreement for the Broadway Lease is hereby made part of the Plan and pursuant to ss. 1146(c) is hereby exempt from transfer taxes. Upon confirmation of the Plan, the escrow agent shall release the $50,000 held in escrow to the Reorganized Today's Man.

         7.16 Capital Structure. Debtors shall not prior to the Effective Date
(i) change the capital structure of the Debtors or the Reorganized Entity; (ii) borrow additional funds, except in the ordinary course of business; (iii) conduct any business outside of the ordinary course of business;(iv) allow the cash in the Reorganized Entity to fall below $3 million; and (v) allow the combination of cash plus inventory less payables to be less than the net projections (as attached to the First Amended Disclosure Statement), if the Debtors elect to increase the Cash Distribution Pool and decrease the Equity Pool, as described in Section 7.7 herein. The actual value of the inventory will be determined on the same basis and on the same criteria as used in the projections.

                                    ARTICLE 8

             EFFECT OF REJECTION BY ONE OR MORE CLASSES OF INTERESTS

         8.1 Failure of a Class to Accept the Plan. If any impaired Class fails to accept this Plan in satisfaction of the requirement of ss. 1129(a)(8) of the Bankruptcy Code, Debtor reserves the right to request that the Bankruptcy Court confirm this Plan by cramdown in accordance with ss. 1129(b) of the Bankruptcy Code.

                                    ARTICLE 9

                              CONDITIONS PRECEDENT

         9.1 Condition to Confirmation. Confirmation of the Plan is conditioned on the following conditions precedent:

                  (a) Fulfillment of the Rights Offering commitments and the Equity Investment, Excess Commitment, and Standby Purchase Agreement, if necessary; and

                  (b)      Commitment for Exit Financing Facility.

         9.2 Conditions to Effective Date. The effectiveness of the Plan and the occurrence of the Effective Date shall be subject to satisfaction of the following conditions precedent:

                  (a) The Confirmation Order shall have been entered and no stay of the Confirmation Order shall be in effect; and

                  (b) Each of the conditions precedent to the obligations of the Equity Investment and the purchase and sale of the shares of New Common Stock contemplated thereby shall have been fulfilled; and

                  (c) If required by the Bankruptcy Court, entry of a separate order directing the limited substantive consolidation in accordance with the terms of the Plan, or otherwise such provisions shall be contained in the Confirmation Order; and

                  (d) The Debtors shall have received the proceeds of the Exit Financing Facility, the Equity Investment, the Rights Proceeds and the proceeds of the Excess Commitment and Standby Purchase Agreement, if necessary; and

                  (e) The aggregate amount of all Allowed Claims shall not exceed $68.5 million and the aggregate amount of all Disputed Claims (other than Insured Claims, Intercompany Claims and duplicate Claims) shall not exceed $3.0 million (excluding Claims for post-petition interest).

                  The Debtors shall have and expressly reserve the right to waive any of the above conditions to the occurrence of the Effective Date without notice and hearing.

         9.3 Effect of Failure of Effective Date. If the Effective Date does not occur and Distributions with respect to Allowed Claims in Classes 6 and 7 are not made by the earlier of sixty (60) days after the entry of the Confirmation Order or March 15, 1998, then, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; (d) the proceeds of the Rights Offering, Equity Investment and Standby Purchase Agreement shall be returned to their respective parties without interest; (e) the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtor or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceeding involving the Debtor; and (f) the Plan shall be deemed null and void.


                                   ARTICLE 10

                               EXECUTORY CONTRACTS

         10.1 Assumption of Executory Contracts. All Executory Contracts, which have not been rejected or which are not the subject of a motion to reject pending on the Confirmation Date or which the Plan does not specifically provide for its rejection, shall be deemed to have been assumed by the Reorganized Entity on the Effective Date. Each of the Debtor's insurance policies which are presently in effect, and any agreements, documents or instruments relating thereto, including without limitation any retrospective premium rating plans relating to such policies are Executory Contracts. Notwithstanding the foregoing, Distributions under the Plan to a holder of a Claim covered by any insurance policies or related agreements, documents or instruments that are assumed hereunder shall be in accordance with the treatment provided under the Plan. Nothing contained herein shall constitute or may be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity under the Debtors' policies of insurance.

         10.2 Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval pursuant to Section 365(a) and 1123(b)(2) of the Bankruptcy Code of the assumption of the Executory Contracts assumed pursuant to the Plan, (ii) the extension of time pursuant to Section 365(d)(4) of the Bankruptcy Code within which the Debtors may assume or reject the Executory Contracts specified in the Plan from the date of entry of an order approving the assumption or rejection of such Executory Contracts and (iii) the approval pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code of the rejection of Executory Contracts, if any, rejected pursuant to the Plan.

         10.3 Cure of Defaults. Except as otherwise agreed to by the parties, within 60 days after the Effective Date or as soon thereafter as is practicable, the Reorganized Entity shall Cure all undisputed defaults under the Executory Contracts assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of entry of the Final Order determining the amount, if any, of the Reorganized Entity's liability with respect thereto or as may be otherwise agreed to by the parties.

         10.4 Deadline for Filing Rejection Damage Claims. All Claims arising from rejection of Executory Contracts shall be forever barred unless a Rejection Claim is duly and timely Filed with the Bankruptcy Court. Any Rejection Claim shall be classified in the Class of General Unsecured Claims pursuant to 11 U.S.C. ss. 502(g) of the Bankruptcy Code. Unless otherwise provided by an Order of the Bankruptcy Court, a proof of claim against the Debtor arising from the rejection of any Executory Contract pursuant to an Order entered after the Bar Date, as applicable to such claim, must be Filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in the Order approving such rejection or (b) if no such period is or was established 30 days after the date of entry of a Final Order approving such rejection. Any entity that fails to file a proof of its Claim arising from such rejection within this time period shall be forever barred from asserting a Claim against the Reorganized Entity.

         10.5 Objections. Notwithstanding any provision in this Plan to the contrary, the Debtor or the Reorganized Entity may file an objection with the Bankruptcy Court to any Rejection Claim duly Filed, on the later of 60 days after Confirmation or such date as may be set by the Bankruptcy Court.

         10.6 Rejection of Stock Option Plans. On the Effective Date, the Employee Stock Option Plan, the Director Stock Option Plan and the Employee Stock Option Plan for Non-Employee Directors shall be terminated and the stock options granted thereunder shall be canceled. Upon the Effective Date, any Rejection Claim arising from rejection of any Stock Options is extinguished and discharged.


                                   ARTICLE 11

                             EFFECT OF CONFIRMATION

         11.1 Discharge of All Claims and Interests and Releases. Except as otherwise specifically provided in the Plan, the confirmation of the Plan and the acceptance of distributions by holders of Claims and Interests and the rights provided to holders of Claims and Interests in the Plan shall be in complete satisfaction, discharge and release of the Debtors and the Reorganized Entity from (i) all Claims and Causes of Action against, liabilities of, liens on, obligations of, and interest in the Debtors or Reorganized Entity or the assets and properties of the Debtors or Reorganized Entity, including any debt of the kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether known or unknown, and (ii) all Causes of Action, whether known or unknown, either directly or indirectly through the Debtors or Reorganized Entity against the Debtors or Reorganized Entity, successors and assigns of the Debtors or Reorganized Entity, the Creditors' Committee and all of their respective present and former directors, officers, shareholders, agents, members, attorneys, auditors, advisors, financial advisors and employees based on the same subject matter as any Claim or Interest in each case; regardless of whether a proof of Claim or Interest is Filed or is deemed Filed, whether or not the Claim or Interest is allowed, and whether or not the holder of such Claim or Interest has voted on the Plan or based upon any act, omission, transaction or other activity or any security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that relates in any way to the Debtors, the Debtors' property or the Plan.

         Any Entity accepting any distribution under the Plan shall be presumed conclusively to have released the Debtors and the Reorganized Entity, successors and assigns of the Debtors and the Reorganized Entity, the Creditors' Committee and all such parties' respective present and former director, officers, shareholders, members, attorneys, auditors, advisors, financial advisors and employees from any Causes of Action that relate in any way to the Debtors, the Debtors' property, the Cases or the Plan.

         The releases contained in the Plan shall be enforceable as a matter of contract against any Entity that accepts any distribution under the Plan, including any Entity which may hereafter assert a Claim for contribution and/or indemnification against the Reorganized Entity with respect to pre-petition acts as well as pre-confirmation acts. The third party release provisions address the problem that exists under the decision of the United States Court of Appeals for the Third Circuit in In re Frenville, 744 F.2d 332 (3d Cir. 1984), cert. denied, 469 U.S. 1160 (1985), which would permit third parties to assert claims for contribution and/or indemnification against the Reorganized Entity with respect to pre-petition acts as well as pre-confirmation acts.

         11.2 Indemnification Obligations. The obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees that were directors, officers or employees, respectively, against any Claims or obligations pursuant to the Debtors' Articles of Incorporation or By-laws, applicable state law or specific agreement or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby and shall not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an Event occurring before, on or after the Filing Date.

         11.3 Injunction. Except as provided in the Plan or the Confirmation Order, the Confirmation Order shall constitute and provide that the satisfactions, releases and discharges set forth in the Plan shall also act as an injunction by the Bankruptcy Court against any Entity commencing or continuing any action, employment of process or to collect, offset, effect or recover any Claim or any matter related thereto, or arising thereunder, satisfied, released or discharged under the Plan against any direct or indirect successor or assign of the Debtors or Reorganized Entity, any direct or indirect transferee of any property of the Debtors or Reorganized Entity distributed under the Plan, the Creditors' Committee and their respective present and former directors, officers, shareholders, agents, members, attorneys, auditors, advisors, financial advisors or employees.

         11.4 Retention and Enforcement of Causes of Actions. Other than for Causes of Actions that have been settled by the Plan, pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Entity will retain and have the exclusive right to enforce against any Entity any and all Causes of Action of any or all of the Debtors that arose before the Effective Date.

         11.5 Release of Subordination Rights. Each holder of a Claim against or Interest in the Debtors, (a) by virtue of the acceptance of deemed acceptance of the Plan by the requested majority in number and amount of members of a Class, or (b) by virtue of the acceptance or deemed acceptance of the Plan by such holder, or (c) by the acceptance by such holder of any payment made or consideration given under the Plan, waives, releases and relinquishes any and all rights and benefits arising under any subordination agreements, including those with respect to the payments and distributions of consideration made or to be made under the Plan or otherwise to any other holder of a Claim against, or Interest in, the Debtors.

         11.6 Bank Group Litigation. The Debtors intend to assert the claims and causes of action against the Bank Group as indicated in the treatment of the Bank Group Claim described herein. These claims and causes of action may be asserted either before or after the Effective Date of the Plan in an appropriate forum, which may include the Bankruptcy Court. The Debtors do not seek to settle
(a) their objections to the Bank Group's Claim, whether asserted by the Bank Group or any transferee except as set forth in Section 5.4; or (b) any causes of action against the Bank Group based on the Bank Group's prepetition conduct, including but not limited to the Bank Group's failure to advance funds as required under the Bank Group loan documents.

                                   ARTICLE 12

                            RETENTION OF JURISDICTION

         12.1 Scope of Jurisdiction. Until entry of a Final Order closing this case, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising under, arising in, or relating to, without limitation, the Case, the Plan, the Rights Offering, the Exit Financing Facility, the Equity Investment, the Excess Commitment, the Standby Purchase Commitment, to the full extent permitted by 28 U.S.C. ss.1334 to hear, and to the full extent permitted by 28 U.S.C. ss. 157 to determine all proceedings in respect thereof.

                                   ARTICLE 13

                            MODIFICATIONS OF THE PLAN

         13.1 Prior to Confirmation Date. Debtors, in their sole discretion, may amend, modify, revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors for any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

         13.2 Prior to the Effective Date. Debtors may amend or modify this Plan in accordance with ss. 1127 of the Bankruptcy Code at any time on or prior to the Effective Date.

         13.3 After the Effective Date. After the Effective Date, Debtors may propose amendments to the Plan for approval by the Bankruptcy Court.

                                   ARTICLE 14

                               GENERAL PROVISIONS

         14.1 Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the Plan.

         14.2 Severability. Should any provision of this Plan be determined to be unenforceable for any reason, such determination shall in no way limit or affect the enforceability or operative effect of any other provision of the Plan.

         14.3 Governing Law. Except to the extent the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed and enforced in accordance with the laws of the State of Pennsylvania, provided however, that the corporate law of the applicable state of a Reorganized Entity that is not organized under Pennsylvania law shall govern such entity with respect to corporate law matters.

         14.4 Creditors' Committee. On the Effective Date, the duties of the Creditors' Committee shall terminate and the Creditors' Committee shall be deemed dissolved; provided however, that the Creditors' Committee shall survive for the sole narrow purpose of enforcing provisions of the Plan until the Plan is Substantially Consummated.

Dated: December 12, 1997           Respectfully submitted,

                                   FELD & FELD

                                   By:/s/Barry S. Pine
                                   ------------------------
                                   Barry S. Pine, Assistant
                                   Secretary and Controller

                                   BENMOL, INC.

                                   By:/s/Barry S. Pine
                                   ------------------------
                                   Barry S. Pine, Assistant
                                   Secretary and Controller

                                   D&L INC.

                                   By:/s/Barry S. Pine
                                   ------------------------
                                   Barry S. Pine, Assistant
                                   Secretary and Controller

                                   F&S INTERNATIONAL, INC.

                                   By:/s/Barry S. Pine
                                   ------------------------
                                   Barry S. Pine, Assistant
                                   Secretary and Controller

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                                         TODAY'S MAN, INC.

                                         By:/s/Barry S. Pine
                                         -------------------------------------
                                         Barry S. Pine, Vice President,
                                         Controller, Chief Accounting  Officer

                                         TODAY'S MAN OUTLET, INC.

                                         By: /s/ Barry S. Pine
                                         -------------------------------------
                                         Barry S. Pine, Assistant Secretary

Counsel:
BLANK ROME COMISKY & McCAULEY
Howard T. Glassman
Raymond L. Shapiro
Regina Stango Kelbon
One Logan Square
Philadelphia, PA 19103-6998
(215) 569-5500

         and

1220 Market Street, 8th Floor
Wilmington, De 19801
Counsel for Debtors and
Debtors-in-Possession